Exhibit 10.9

FOURTH AMENDMENT TO LEASE AGREEMENT

This FOURTH AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is entered into on September 6, 2005, between MRP/VV, L.P., a Delaware limited partnership (“Landlord”), MONITRONICS INTERNATIONAL, INC., (“Tenant”).

RECITALS:

A. Tenant is leasing Premises known as Suite 815 containing 4,550 square feet of Net Rentable Area; Suite 821 containing 8,037 square feet of Net Rentable Area; Suite 825 containing 1,936 square feet of Net Rentable Area; and Suite 829 containing 6,043 square feet of Net Rentable Area totaling 20,566 square feet of Net Rentable Area in Building 8 of the property known as Valley View Tech Center, located at 12801 N. Stemmons Freeway in Farmers Branch, Texas, under the terms of the Lease Agreement dated December 4, 1991 (the “Lease”) and as amended under the First Amendment Of Lease dated February 17, 1997, (“First Amendment”); the Second Amendment Of Lease dated September 17, 1997 (“Second Amendment”); and the Third Amendment Of Lease dated August 31, 2001 (“Third Amendment”).

B. Landlord and Tenant desire to reduce the Premises by the space (the “Reduction Space”) known as Suite 815 containing 4,550 square feet of Net Rentable Area and Suite 829 containing 6,043 square feet of Net Rentable Area of the Building as described on the floor plan attached to this Amendment as Exhibit A.

C. Landlord and Tenant now desire to extend the term of the Lease.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant amend the Lease as follows:

1. The term of the Lease, which was to expire December 31, 2005, is extended to expire February 28, 2011.

2. On the “Effective Date” of January 1, 2006, Tenant will surrender possession of the Reduction Space to Landlord in the condition that would otherwise be required under the Lease with respect to the Premises at the end of the term. On and after the Effective Date, the Reduction Space will no longer be a part of the Premises. Upon the Effective Date, all references in the Lease to the “Premises” will designate Suites 821 and 825 in the Building containing a total of 9,973 square feet of Net Rentable Area (“Renewal Space”) consisting of the area described on Exhibit B.

3. Beginning on the Effective Date, the Base Rent will be modified pursuant to the table below. Base Rent as so modified will be payable in monthly installments as otherwise provided in the Lease.

PERIOD	# OF MONTHS	ANNUAL RATE PER RSF	MONTHLY INSTALLMENT
1/1/2006 to 2/28/2006	2	$0.00	$0.00
3/1/2006 to 2/28/2011	60	$8.50	$7,064.21

4. Tenant shall lease the Renewal Space on an “As-ls” basis and shall incur all costs associated with demising the space between Suites 815 and 829 to include construction costs of the demising walls to deek and separating all utilities including electricity, lighting, HVAC and mechanical services.

5. Adjustments to Base Rent pursuant to Paragraph 6 of the Lease for any period before the Effective Date will not be affected by this Amendment. Beginning on the Effective Date, adjustments to Base Rent pursuant to Paragraph 6 of the Lease will be calculated based on Taxes, Insurance, and Common Area Maintenance Costs that will equal the Taxes, Insurance and Common Area Maintenance Costs per square foot of Net Rentable Area for the calendar year of 2005 gross up to 95% occupancy. In all other respects, adjustments to Base Rent will continue to be calculated and paid as currently provided in the Lease.

6. Effective on the Effective Date, the Third Amendment Of Lease, Parking, Paragraph 5 is hereby amended to decrease the number of vehicles authorized to park in the general parking area to 22 non-reserved surface parking spaces and 6 reserved surface parking spaces. No parking charges shall apply to the vehicles in the general parking area.

7. Rider 1, Renewal Option, attached hereto is incorporated and made part of the Amendment.

8. Landlord’s suite address under the Lease is changed to:

Stream Realty Partners

Attention: Helen Rivero

2200 Ross Avenue, Suite 5400

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment.

LANDLORD:

MRP/VV, L.P., a Delaware limited partnership

By:	MRP/GP, L.L.C., a Texas limited liability company, general partner
By:	Stream Realty Partners, L.P. is authorized agent
By:	(illegible), L.L.C. its sole G. P.

BY:	/s/ Helen Rivero
NAME:	Helen Rivero
TITLE:	V.P.
DATE:	9.7.05

TENANT:

Monitronics International, Inc.

BY:	/s/ Stephen M. Hedrick
NAME:	STEPHEN M. HEDRICK
TITLE:	V. P. FINANCE
DATE:	9/6/05

EXHIBIT A

REDUCTION SPACE

EXHIBIT B

RENEWAL SPACE

RIDER 1

RENEWAL OPTION

Provided this Lease is then in full force and effect and no Event of Default shall have occurred and be continuing, Tenant has one (1) option to renew the term of this Lease for an additional term of five (5) years on the same terms and conditions contained in this Lease except that the Base Rental be paid under this Lease for the renewal term shall be at the then prevailing market rental rate for office/showroom space of similar quality and similar size and location. The renewal option shall be exercised only by Tenant’s giving written notice to Landlord at least six (6) months before the expiration of the current Terms of this Lease. If Tenant fails to deliver to Landlord written notice of the exercise of the renewal option within the prescribed time period, the renewal option shall lapse. Any assignment or subletting by Tenant pursuant to this Lease, other than an assignment or subletting that does not require Landlord’s consent, shall terminate the renewal option.